Exhibit 99.1

Servier and Black Diamond Therapeutics Announce
Global Licensing Agreement for BDTX-4933,
A Targeted Oncology Therapy

•	The partnership underscores Servier’s commitment to developing targeted therapies that address unmet medical needs in oncology

•	Servier will develop and commercialize BDTX-4933, a Phase 1 asset with best-in-class potential targeting both RAS mutations and RAF alterations, in solid tumors, including non-small cell lung cancer

•	Black Diamond will receive an upfront payment of $70 million and up to $710 million in development and commercial sales milestone payments plus royalties

Suresnes (France), Cambridge, Mass. (USA), March 19, 2025 – Servier, an independent global pharmaceutical group governed by a non-profit foundation, and Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer, today announced a strategic worldwide licensing agreement for BDTX-4933, a potential best-in-class targeted therapy for solid tumors. Under this global agreement, Servier will develop and commercialize BDTX-4933, a small molecule designed by Black Diamond Therapeutics to address unmet medical needs in RAF/RAS-mutant solid tumors.

“At Servier, we are dedicated to transforming patient care in areas with significant unmet needs. Our partnership to develop BDTX-4933 is an important opportunity in targeted cancer therapies, as we believe we can serve more people by helping the right patients find the right treatment, at the right time,” said Claude Bertrand, Executive Vice-President of R&D at Servier. “We look forward to accelerating the development of this therapy as a potential best-in-class treatment for cancer patients.”

“This agreement supports our mission to advance oral cancer therapies designed to give patients the opportunity for longer, healthier, and more active lives,” said Mark Velleca, M.D., Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “Servier’s commitment to innovation and deep expertise in oncology make it an ideal partner for Black Diamond as we work to develop breakthrough cancer treatments.”

Under the terms of the agreement, Servier will lead the development activities and the worldwide commercialization of BDTX-4933 across multiple indications, including non-small cell lung cancer (NSCLC), with potential applications in other solid tumors. Black Diamond Therapeutics will receive an upfront payment of $70 million and will be eligible to receive up to $710 million in development and commercial sales milestone payments, along with tiered royalties based on global net sales.

Currently in Phase 1 development, BDTX-4933 is uniquely designed to target RAS and RAF alterations in solid tumors. The dose escalation and expansion cohort first-in-human study aims at evaluating safety and tolerability, the preliminary recommended Phase 2 dose, and antitumor activity of BDTX-4933 in adults with recurrent advanced/metastatic cancers harboring BRAF, CRAF, or NRAS mutations.

Servier Contact

For Media: presse@servier.com

Black Diamond Therapeutics Contacts

For Investors: investors@bdtx.com

For Media: media@bdtx.com

About Servier

Servier is a global pharmaceutical group governed by a non-profit Foundation that aspires to make a meaningful social impact for patients and for a sustainable world. The Group’s unique governance model preserves its independence while prioritizing long-term innovation for patients by reinvesting 100% of its profit in development of the company.

As a world leader in cardiometabolism and venous diseases, Servier brings transformative innovation in chronic diseases thanks to its holistic approach, making patient adherence a global priority. With the ambition of becoming a leading player in the field of rare cancers, Servier deeply invest in oncology and devotes close to 70% of its R&D budget to this field using precision medicine to create more effective treatments. Building on the Group’s success in oncology, Servier has decided to invest in neurology, a future growth driver for the Group. As such, Servier is focusing on a limited number of neurodegenerative diseases where accurate patient profiling makes it possible to offer a targeted therapeutic response through precision medicine. To promote widespread access to quality care at a lower cost, the Group also offers a range of quality generic drugs covering most pathologies, leveraging well-known brands in France, Eastern Europe, and Brazil. In all these areas, the Group takes patient considerations into account at every stage of the medicine life cycle.

Headquartered in France, Servier medicines are available in close to 140 countries. In 2023/2024, the Group which employs over 22,000 people worldwide, achieved sales revenue of €5.9 billion.

More information on: servier.com. Follow us on social media: LinkedIn, Facebook, Twitter, Instagram

About Black Diamond Therapeutics

Black Diamond Therapeutics is a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer. The Company’s MasterKey therapies are designed to address a broad spectrum of genetically defined tumors, overcome resistance, minimize wild-type mediated toxicities, and be brain penetrant to treat central nervous system disease. The Company is advancing a Phase 2 NSCLC trial of BDTX-1535, a brain-penetrant fourth-generation epidermal growth factor receptor (EGFR) MasterKey inhibitor targeting EGFR-mutant NSCLC and glioblastoma.

For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the partnership with Servier and the intended and potential benefits thereof, including the receipt of potential milestone and royalty payments from commercial product sales, along with tiered royalties based on global net sales, if any; Servier’s ability to develop and commercialize BDTX-4933, including the ongoing Phase 1 clinical trial of BDTX-4933; and the potential of BDTX-4933 to address the unmet medical need for patients with RAF/RAS-mutant solid tumors, including NSCLC. Any forward-looking statements in this press release are based on Black Diamond’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in Black Diamond’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission and in its subsequent filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Black Diamond undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.